CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Healthcare Business Services Groups Inc. (HBSGI) of our report dated March 24, 2006 on our audits of the financial statements of HBSGI, Inc. as of December 31, 2005 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.

Los Angeles, California

July 31, 2006